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Exhibit 5.1

BAKER & HOSTETLER L.L.P.
303 E. 17TH AVENUE
SUITE 1100
DENVER, COLORADO 80203
April 19, 2006

Uranium Resources, Inc.
650 South Edmonds, Suite 108
Lewisville, TX 75067

Gentlemen:

        We have acted as counsel for Uranium Resources, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") on Form S-1 of the resale of 10,506,315 shares of the Company's Common Stock, $0.001 Per Value (the "Resale Shares").

        We have examined the Certificate of Incorporation of the Company, the Bylaws of the Company, the Minutes of the Board of Directors and Resolutions of Stockholders of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement.

        Based on the foregoing, and having regard for sucl legal considerations as we deem relevant, we are of the opinion that the 10,506,315 shares have been duly authorized, validly issued and are full paid and nonassessable.

        We hereby consent to the use of this opinion as part of the Registration Statement

                      Very truly yours,

                      /s/ Baker & Hostetler LLP

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  Exhibit 5.1